Exhibit 8.1

November 22, 2011

Host Hotels & Resorts, Inc.

6903 Rockledge Drive

Suite 1500

Bethesda, Maryland 20817

Ladies and Gentlemen:

This firm has acted as special tax counsel to Host Hotels & Resorts, Inc., a Maryland corporation (“Host REIT”), in connection with the registration, pursuant to a registration statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission, of up to 18,064,506 shares of Host REIT’s common stock, par value $0.01 per share. As more fully described in the Prospectus contained in the Registration Statement, such shares of common stock may be offered and sold from time to time by the selling stockholders identified in such Registration Statement of Host REIT’s common stock issuable upon the redemption of units of limited partner interest in Host Hotels & Resorts, L.P. (“Host LP”), if and to the extent that such selling stockholders redeem their units and Host REIT elects to issue shares of common stock in exchange for such units. In connection with the filing of the Registration Statement, we have been asked to provide you with this opinion regarding Host REIT’s qualification and taxation as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes. Capitalized terms used herein, unless otherwise defined in the body of this letter, shall have the meanings set forth in Appendix A. Terms or phrases that are not capitalized but appear in quotation marks are used herein as they are used for U.S. federal income tax purposes in the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, and administrative guidance and rulings.

Bases for Opinions

In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinions, including, but not limited to, the following:

(1)	the Registration Statement;

(2)	the discussion under the caption “Material Federal Income Tax Considerations” contained in Exhibit 99.1 to the Current Report on Form 8-K of Host REIT, which

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was filed on February 24, 2011 and is incorporated by reference in the Prospectus, and the discussion under the caption “Material Federal Tax Consequences” in the Prospectus (together, the “Tax Disclosure”);

(3)	the Third Amended and Restated Agreement of Limited Partnership of Host LP, dated as of February 22, 2007, as amended through the date hereof;

(4)	the Articles of Amendment and Restatement of Articles of Incorporation of Host REIT, filed with the State Department of Assessments and Taxation of Maryland on December 29, 1998 (the “Articles of Incorporation”);

(5)	all real estate leases of the Hotels, each dated as of December 31, 1998, pursuant to which Host LP or a Partnership Subsidiary, as lessor or sub-lessor, leased a hotel to a lessee or sub-lessee, respectively, the majority of which leases were entered into with entities that were indirect subsidiaries of Crestline prior to the Lease Acquisition (and including, without limitation, the leases acquired in connection with the IHP Lease Acquisition), the form of amended and restated lease agreement entered into in connection with the Lease Acquisition, the agreements between and among the Partnership Subsidiaries owning certain Hotels and the respective TRS Lessees of such Hotels relating to the extension of the terms of the expiring Leases on those Hotels, and certain of the second amended and restated lease agreements, dated as of January 1, 2006, with respect to certain of the Hotels;

(6)	the General Expense Sharing and Cost Reimbursement Agreement between Host LP and its TRS Lessee, as amended and restated by the Amended and Restated General Expense Sharing and Cost Reimbursement Agreement between Host LP and Rockledge, dated November 20, 2008 but effective as of January 1, 2008;

(7)	with respect to each class or series of preferred stock of Host REIT, the Articles Supplementary to the Articles of Amendment and Restatement of Articles of Incorporation of Host REIT establishing and fixing the rights and preferences of such class or series of preferred stock; and

(8)	such other documents as we deemed necessary or appropriate (the documents referred to in clauses (1) through (8), the “Reviewed Documents”).

The opinions set forth in this letter are premised on, among other things, the written factual representations of Host REIT and Host LP regarding the organization, ownership and operations of Host REIT that are contained in a letter to us dated as of the date hereof (the “Company Representation Letter”).

For purposes of rendering our opinions, although we have knowledge as to certain of the facts set forth in the above-referenced documents and although we have discussed the Company Representation Letter with the signatories thereto, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents or the Company Representation Letter. We consequently have relied upon the representations and statements of Host REIT and Host LP as to factual matters that are set forth or described in the Reviewed

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Documents and the Company Representation Letter, or incorporated by reference in the Registration Statement, and we have assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.

In this regard, we have assumed or obtained representations regarding (and, with your consent, are relying upon) the following:

(1)	that (A) all of the representations and statements set forth in the Reviewed Documents and the Company Representation Letter are true, correct, and complete as of the date hereof, (B) any representation or statement made as a belief or made “to the knowledge of” or similarly qualified is correct and accurate, and that such representation or statement will continue to be correct and accurate, without such qualification, (C) each of the Reviewed Documents that constitutes an agreement, or each agreement described in a Reviewed Document or in the Company Representation Letter, is valid and binding in accordance with its terms, and (D) each of the obligations imposed by or described in the Reviewed Documents, including, without limitation, the obligations imposed under the Articles of Incorporation, have been and will continue to be performed or satisfied in accordance with their terms; provided that, notwithstanding any of the foregoing, we are not making any assumptions as to the accuracy or completeness with respect to statements in the Tax Disclosure describing provisions of federal income tax law that are covered by our opinion set forth below;

(2)	the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

(3)	that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us; and

(4)	that Host REIT will utilize all appropriate “savings provisions” (including, without limitation, the provisions of Sections 856(c), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to a REIT under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Company Representation Letter) may adversely affect the conclusions stated herein.

Opinions

Based upon, subject to, and limited by the assumptions and qualifications set forth herein (including those set forth below), we are of the opinion that:

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(1)	Host REIT was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, effective for each of its taxable years ended December 31, 1999, through and including December 31, 2010, and Host REIT’s current organization and current and intended method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for taxable year 2011 and thereafter.

(2)	A “dividend” declared by Host REIT will be taxable, if at all, in the year of distribution, provided, however, that if Host REIT declares a “dividend” in October, November or December of any year that is payable to a stockholder of record on a specified date in any such month and is actually paid during January of the following calendar year, such dividend will be treated as received by the stockholder on December 31 of the year in which it is declared.

(3)	For U.S. federal income tax purposes, with respect to a U.S. Stockholder:

(i)	Distributions treated as “dividends,” other than those designated as “capital gain dividends” or as “qualified dividend income,” will constitute “ordinary” income and will not be eligible for the “dividends received deduction” for corporations. Only that portion of a dividend paid by Host REIT that is properly designated as “qualified dividend income” is taxable to non-corporate U.S. Stockholders at the rates applicable to “net capital gain,” provided that the U.S. Stockholder held the common stock with respect to which the distribution was made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which the common stock became ex-dividend with respect to the relevant distribution.

(ii)	Distributions properly designated as “capital gain dividends” will be taxed as long-term capital gain without regard to the period for which the U.S. Stockholder has held its stock, provided that corporate U.S. Stockholders may be required to treat up to 20% of some “capital gain dividends” as “ordinary” income. If Host REIT elects to retain and pay taxes on some or all of its net capital gain, U.S. Stockholders will be treated as having received, solely for U.S. federal income tax purposes, a distribution of such undistributed capital gain, as well as a corresponding credit or refund, as the case may be, for the corporate federal income tax that Host REIT paid on such undistributed capital gain. The U.S. Stockholder’s basis in its stock will be increased by an amount equal to the difference between the amount of the capital gain included in its income and the amount of tax it is deemed to have paid.

(iii)	Distributions (or any part of a distribution) not made from Host REIT’s “current earnings and profits” or “accumulated earnings and profits” will first reduce the adjusted basis of the common stock with respect to which the distribution is paid and, then, to the extent that such distributions exceed the adjusted basis of a U.S. Stockholder’s shares of common stock, will be taxable as capital gain.

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(iv)	Any loss upon a sale or exchange of shares of common stock by a U.S. Stockholder who has held the shares for six months or less, after applying applicable “holding period” rules, will be treated as a long-term capital loss to the extent of Host REIT’s distributions required to be treated by the U.S. Stockholder as long-term capital gain.

(4)	For U.S. federal income tax purposes, with respect to a Tax-Exempt U.S. Stockholder, income derived with respect to, and gain from the sale of, Host REIT’s common stock should be exempt from taxation and should not be treated as “unrelated business taxable income” within the meaning of Section 512(a)(1) of the Code, unless the Tax-Exempt U.S. Stockholder has (i) held the common stock as “debt-financed property” (as defined in Section 514 of the Code) or (ii) otherwise used the common stock in an “unrelated trade or business” (as defined in Section 513 of the Code).

(5)	For U.S. federal income tax purposes, with respect to a Non-U.S. Stockholder:

(i)	“Dividends” will be treated as “ordinary” income if the distribution is payable out of “current earnings and profits” or “accumulated earnings and profits” and either: (A) is not attributable (within the meaning of Section 897 of the Code) to Host REIT’s “net capital gain;” or (B) is attributable to Host REIT’s net capital gain from the sale of “U.S. real property interests,” and the Non-U.S. Stockholder owns 5% or less of the value of Host REIT’s common stock at all times during the one-year period ending on the date of distribution.

(ii)	Properly designated “capital gain dividends” not attributable to the sale of “U.S. real property interests” will be treated as long-term capital gain. Properly designated “capital gain dividends” attributable (within the meaning of Section 897 of the Code) to the sale of “U.S. real property interests” received by a Non-U.S. Stockholder that owns more than 5% of the value of Host REIT’s common stock at any point during the one-year period ending on the date on which the distribution is paid will be treated as long-term capital gain. Distributions that are attributable (within the meaning of Section 897 of the Code) to net capital gain from sales by Host REIT of “U.S. real property interests” and paid to a Non-U.S. Stockholder that owns more than 5% of the value of shares of Host REIT’s common stock at any time during the one-year period ending on the date on which the distribution is paid will be subject to U.S. tax as income “effectively connected” with a “U.S. trade or business” under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). This FIRPTA tax will apply to these distributions whether or not the distribution is designated as a capital gain dividend and the “branch profits” tax may also apply to such distributions.

(iii)

A Non-U.S. Stockholder will be subject to U.S. federal income tax on the taxable sale or other disposition of Host REIT’s common stock under FIRPTA if each of the following three statements is true: (A) 50% or more

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of Host REIT’s assets on any of certain testing dates during a prescribed testing period consist of interests in real property located within the United States, excluding for this purpose, interests in real property solely in a capacity as creditor; (B) Host REIT is not a “domestically-controlled qualified investment entity” (a domestically-controlled qualified investment entity includes a REIT, less than 50% of the value of which is held directly or indirectly by Non-U.S. Stockholders at all times during a specified testing period); and (C) either (i) Host REIT’s common stock is not “regularly traded,” as defined by applicable Treasury Regulations, on an “established securities market”; or (ii) Host REIT’s common stock is “regularly traded” on an “established securities market” and the selling Non-U.S. Stockholder has held over 5% of Host REIT’s outstanding common stock at any time during the five-year period ending on the date of the sale.

(iv)	Even if Host REIT is a “domestically-controlled qualified investment entity,” a Non-U.S. Stockholder may be subject to tax under FIRPTA if the Non-U.S. Stockholder: (A) disposes of Host REIT’s common stock within the 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such Non-U.S. Stockholder as gain from the sale or exchange of a “U.S. real property interest,” and (B) acquires, or enters into a contract or option to acquire, other shares of Host REIT’s common stock during the 61-day period that begins 30 days prior to such ex-dividend date.

(v)	Although the law is not entirely clear, amounts designated by Host REIT as undistributed capital gain should be treated in the same manner as actual “capital gain dividends” paid by Host REIT.

In addition to the assumptions set forth above, our opinions are subject to the exceptions, limitations and qualifications set forth below:

(1)

Host REIT’s ability to qualify as a REIT depends in particular upon whether each of the Leases is respected as a lease for federal income tax purposes. If one or more Leases are not respected as leases for federal income tax purposes, Host REIT may fail to qualify as a REIT. The determination of whether the Leases are leases for federal income tax purposes is highly dependent on specific facts and circumstances. In addition, for the rents payable under a Lease to qualify as “rents from real property” under the Code, the rental provisions of the Leases and the other terms thereof must conform with normal business practice and not be used as a means to base the rent paid on the income or profits of the lessees. In delivering the first opinion set forth above, we expressly rely upon, among other things, Host REIT’s representations as to various factual matters with respect to the Leases, including representations as to the commercial reasonableness of the economic and other terms of the Leases at the times the Leases were originally entered into and subsequently renewed or extended (and taking into account for this purpose changes to the economic and other terms of the Leases pursuant to subsequent amendments), the intent and economic expectations of the parties to the Leases, the allocation of various economic risks between the

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parties to the Leases, taking into account all surrounding facts and circumstances, the conformity of the rental provisions and other terms of the Leases with normal business practice, the conduct of the parties to the Leases, and the conclusion that, except in connection with the Harbor Beach Lease and any other leases that Host REIT acknowledges will not qualify as producing “rents from real property” under the Code, such terms are not being, and will not be, used as a means to base the rent paid on the income or profits of the Lessees. We express no opinion as to any of the economic terms of the Leases, the commercial reasonableness thereof, or whether the actual economic relationships created thereby are such that the Leases will be respected for federal income tax purposes or whether the rental and other terms of the Leases conform with normal business practice (and are not being used as a means to base the rent paid on the income or profits of the Lessees).

(2)	Host REIT’s qualification and taxation as a REIT depend upon Host REIT’s ability to meet on an ongoing basis (through actual annual operating results, distribution levels, diversity of share ownership and otherwise) the various REIT qualification tests imposed under the Code, which are described in the Tax Disclosure, and upon Host REIT utilizing all appropriate “savings provisions” (including, without limitation, the provisions of Sections 856(c), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to a REIT under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available. Our opinions set forth above do not foreclose the possibility that Host REIT may have to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification. We have relied upon the representations and statements of Host REIT and Host LP as to these matters that are set forth or described in the Reviewed Documents and the Company Representation Letter, or incorporated by reference in the Registration Statement, and we have assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. We will not review Host REIT’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of Host REIT’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

(3)

Our opinions represent and are based upon our best judgment regarding the application of relevant current provisions of the Code and Treasury Regulations and interpretations of the foregoing as expressed in existing court decisions, legislative history, administrative determinations (including the practices and procedures of the IRS in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all, as of the date hereof. These provisions and interpretations are subject to changes (which may apply retroactively) that

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might result in material modifications of any or all our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. Host REIT has not requested a ruling from the IRS (and no ruling will be sought) as to the federal tax consequences addressed in these opinions. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinions expressed herein. We undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

(4)	Our opinion letter addresses only the specific tax opinions set forth above. This opinion letter does not address any other federal, state, local or foreign tax. The opinions set forth above in paragraphs (2) through (5) are general, do not purport to address the actual material federal tax consequences of the ownership and disposition of Host REIT’s stock to any particular stockholder, which depend on that stockholder’s particular tax circumstances, and, except as explicitly set forth therein, do not address the special federal tax consequences under the Code that may apply to a Special Holder. Moreover, this opinion does not address any “return” filing or any tax “withholding” or “information reporting” requirements that may apply to a particular stockholder, nor does it address the calculation of a stockholder’s tax basis in its Host REIT common stock or the rate or rates of taxation that are or will be applicable to any income or gain derived by the stockholder with respect to its Host REIT common stock. Each potential holder of Host REIT common stock must consult its own tax advisor regarding the U.S. federal and other tax consequences resulting from the ownership and disposition of such stock in light of its particular tax circumstances.

(5)	The status of an entity or arrangement treated as a partnership for U.S. federal income tax purposes and the U.S. federal income tax treatment of a partner will depend upon the status of the partner and the activities of the partnership. Such entities are not characterized as U.S. Stockholders, Tax-Exempt U.S. Stockholders or Non-U.S. Stockholders in this letter and must consult with their own advisors regarding the application of the conclusions herein to their particular circumstances.

(6)	Our opinions set forth herein are based upon the representations and statements of Host REIT and Host LP as to factual matters that are set forth or described in the Reviewed Documents and the Company Representation Letter, or incorporated by reference in the Registration Statement. In the event any one of the statements, representations, or assumptions upon which we have relied to issue any one or more of our opinions is incorrect, one or more of our opinions might be adversely affected and may not be relied upon.

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This opinion letter has been prepared for your use in connection with the filing of the Registration Statement. We assume no obligation by reason of this opinion letter to advise you of any changes in either of our opinions subsequent to the delivery of this opinion letter. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the discussion in the Prospectus of the opinions set forth herein, the filing of this opinion letter as Exhibit 8.1 to the Registration Statement, and the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/S/ HOGAN LOVELLS US LLP

Appendix A

Definitions

“Code” means the Internal Revenue Code of 1986, as amended.

“Crestline” means, for periods prior to June 7, 2002, Crestline Capital Corporation, a Maryland corporation, and, for periods beginning on and after June 7, 2002, Barcelo Crestline Corporation, a Maryland corporation.

“Crestline Lessees” means those indirect subsidiaries of Crestline that leased Hotels pursuant to certain of the Leases prior to the Lease Acquisition and those indirect subsidiaries of Crestline that leased certain Hotels from and after the date of the Lease Acquisition through July 5, 2010.

“Harbor Beach Lease” means the lease of the Marriott Harbor Beach Resort from Lauderdale Beach Association to Marriott Hotel Services, Inc.

“HMT Lessee” means HMT Lessee LLC, a Delaware limited liability company that elected, effective January 1, 2001, to be treated as a corporation and a TRS for federal income tax purposes, which was merged with and into Rockledge HMT LLC, a wholly owned subsidiary of Rockledge, with Rockledge HMT LLC surviving, on December 31, 2004.

“Host LP” means Host Hotels & Resorts, L.P., a Delaware limited partnership.

“Host REIT” means Host Hotels & Resorts, Inc., a Maryland corporation.

“Hotel” means each hotel in which Host LP has a direct or indirect interest.

“IHP Lease Acquisition” means the acquisition by HMT Lessee in June of 2001 of the leasehold interests with respect to three (3) full-service Hotels that were leased to IHP Lessee LLC.

“Lease” means any real estate lease of a Hotel pursuant to which Host LP or a Partnership Subsidiary or a Subsidiary REIT, as lessor or sub-lessor, leased or leases a Hotel to a Lessee, taking into account all subsequent amendments, renewals and/or extensions, including, without limitation, each lease of a Hotel entered into as of December 31, 1998, each amended and restated lease entered into with a TRS Lessee in connection with the Lease Acquisition, the agreements between and among the Partnership Subsidiaries owning certain Hotels and the respective TRS Lessees of such Hotels relating to the extension of the terms of the expiring Leases on those Hotels, the second amended and restated lease agreements, dated as of January 1, 2006, entered into with regard to certain of the Hotels, the Harbor Beach Lease, the real estate leases entered into with respect to the Hotels acquired in the Starwood Acquisition and any real estate leases entered into by the European Joint Venture and the Asian Joint Venture.

“Lease Acquisition” means the acquisition by HMT Lessee, pursuant to the Acquisition and Exchange Agreement, of the leasehold interests with respect to 117 full-service Hotels that were leased to the Crestline Lessees.

A-1

“Lessee” means, with regard to Host REIT’s taxable years ended prior to January 1, 2001, any one of the Crestline Lessees or IHP Lessee LLC, and with regard to Host REIT’s taxable periods beginning on or after January 1, 2001, any one of the TRS Lessees, IHP Lessee LLC prior to the IHP Lease Acquisition, the Crestline Lessees owning leasehold interests (as lessee or sub-lessee) that were not acquired by HMT Lessee pursuant to the Lease Acquisition, and any other lessee to which Host LP or a Subsidiary REIT, directly or through a Partnership Subsidiary, leases one or more Hotels or other leased Real Property in the future.

“Non-U.S. Stockholder” means a beneficial owner of Host REIT’s common stock that is not a U.S. Stockholder or an entity that is treated as a partnership for U.S. federal income tax purposes.

“Partnership Subsidiary” means Host LP and any partnership, limited liability company, or other entity treated as a partnership for federal income tax purposes or disregarded as a separate entity for federal income tax purposes in which either Host REIT or Host LP owns (or owned on or after January 1, 1999) an interest, either directly or through one or more other partnerships, limited liability companies or other entities treated as a partnership for federal income tax purposes or disregarded as a separate entity for federal income tax purposes (whether or not Host REIT or Host LP has a controlling interest in, or otherwise has the ability to control or direct the operation of, such entity). Notwithstanding the foregoing, the term “Partnership Subsidiary” shall not in any way be deemed to include the Non-Controlled Subsidiaries or subsidiaries thereof, the Taxable REIT Subsidiaries or subsidiaries thereof, or the Subsidiary REITs or subsidiaries thereof.

“Real Property” means real property, including interests in real property and interests in mortgages on real property.

“Rockledge” means Rockledge Hotel Properties, Inc., a Delaware corporation.

“Special Holder” means a stockholder subject to special tax treatment under the Code, including, without limitation, a stockholder that does not hold Host REIT common stock as a “capital asset” within the meaning of Section 1221 of the Code, a tax-exempt organization, a broker-dealer, a trader in securities that elects to mark to market, a trust, an estate, a regulated investment company, a REIT, a financial institution, an insurance company, an S corporation, an investor subject to the “alternative minimum tax” provisions of the Code, an investor that holds its common shares as part of a “hedge,” “straddle,” “conversion transaction,” “synthetic security,” or other integrated investment, an investor that holds its common stock through a partnership or similar pass-through entity, a holder who receives Host REIT common stock through the exercise of employee stock options or otherwise as compensation, an investor that holds 10% or more (by vote or value) of Host REIT’s outstanding common stock, a Non-U.S. Stockholder, a foreign (non-U.S.) government, a person with a “functional currency” other than the U.S. dollar, a U.S. expatriate, or a nominee.

“Subsidiary REIT” means, from and after the effective date of its REIT election, any direct or indirect subsidiary of Host LP that has elected to be treated as a REIT under the Internal Revenue Code.

A-2

“Taxable REIT Subsidiary” means, as to Host REIT and with regard to Host REIT’s taxable years commencing after December 31, 2000, any of Fernwood, Rockledge or any other TRS of Host REIT, and, as to any Subsidiary REIT, any TRS of such Subsidiary REIT.

“Tax-Exempt U.S. Stockholder” means a beneficial owner of Host REIT’s common stock that is a U.S. Stockholder and an organization described in Section 501(a) of the Code, other than an organization that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust or qualified group legal services plan described in Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) of the Code whose income is payable to any of the aforementioned tax-exempt organizations.

“TRS” means a “taxable REIT subsidiary,” as described in Section 856(l) of the Internal Revenue Code. Any entity taxable as a corporation in which a TRS of a real estate investment trust owns (x) securities possessing more than 35% of the total voting power of the outstanding securities of such entity or (y) securities having a value of more than 35% of the total value of the outstanding securities of such entity shall also be treated as a TRS of such real estate investment trust whether or not a separate election is made with respect to such other entity.

“TRS Lessee” means any of (i) HMT Lessee, prior to its merger into Rockledge HMT LLC, (ii) Rockledge, from and after January 1, 2005, (iii) the direct or indirect subsidiaries of HMT Lessee or Rockledge that hold the leasehold interests that were acquired by HMT Lessee from Crestline pursuant to the Acquisition and Exchange Agreement or in connection with the IHP Lease Acquisition, and (iv) any other lessee of a Hotel that is a TRS.

“U.S. Stockholder” means a beneficial owner of Host REIT’s common stock that is, for U.S. federal income tax purposes, a citizen or resident, as defined in Section 7701(b) of the Code, of the United States, a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state or in the District of Columbia, an estate the income of which is subject to federal income taxation regardless of its source, or any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in place to be treated as a U.S. person.

A-3